Exhibit 10.01

EXECUTION COPY

FIFTH AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This FIFTH AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”), entered into this 16TH day of December 2020, is by and between IDT Corporation, a Delaware corporation (the “Company”), and Howard S. Jonas (the “Employee”).

WHEREAS, in recognition of the Employee’s experience and abilities, the Company desires to assure itself of the continued employment of the Employee in accordance with the terms and conditions provided herein;

WHEREAS, the Employee wishes to continue to perform services for the Company in accordance with the terms and conditions provided herein;

WHEREAS, the Company and the Employee are parties to that certain Fourth Amended and Restated Employment Agreement, dated as of December 14, 2016 (the “Prior Agreement”); and

WHEREAS, the parties desire to further amend and restate the Prior Agreement, with effect beginning on January 1, 2021 (the “Effective Date”) as follows:

NOW, THEREFORE, in consideration of the promises and the respective covenants and agreements of the parties herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

1. Employment; Prior Agreement. The Company hereby agrees to continue to employ the Employee, and the Employee hereby agrees to continue to be employed by and perform services for the Company, on the terms and conditions set forth herein.

For all purposes (i) related to the period up to 11:59 p.m. on December 31, 2020, the Prior Agreement (other than with respect to the title and executive status of the Employee which was previously modified and shall be as described herein) shall remain in full force and effect, and (ii) related to the period beginning on and following the Effective Date hereof, except as expressly provided herein, the Prior Agreement shall be of no further force or effect and the terms hereof shall govern the employment relationship between the Company and the Employee and the other matters covered hereby.

2. Term. This Agreement is for the period (the “Term”) commencing on the Effective Date hereof, and terminating on December 31, 2021, or upon the Employee’s earlier death or other termination of employment pursuant to Section 7 hereof; provided, however, that commencing on December 31, 2021 and each anniversary thereafter, the Term shall automatically be extended for one additional year beyond its otherwise scheduled expiration unless, not later than ninety (90) days prior to any such anniversary, either party hereto shall have notified the other party in writing that such extension shall not take effect.

3. Position. During the Term, the Employee shall serve as a senior advisor to the Chief Executive Officer of the Company (the “CEO”), and agrees to serve as the Chairman of the Board of Directors of the Company, if so designated by the Board. The Employee is not currently an officer of the Company.

4. Duties. During the Term, the Employee shall use his skills and render services to the best of his abilities on behalf of the Company. The Employee shall dedicate as much time as is, in the judgment of the CEO or the Board of Directors of the Company (the “Board”), necessary or advisable for the performance his duties hereunder, provided that the Company acknowledges that this is not a full-time position and the Employee has other significant professional commitments and activities, including, without limitation, serving as the Chairman of the Board of Genie Energy Ltd. IDW Media Holdings, Inc., Rafael Holdings, Inc. and Rafael Pharmaceuticals, Inc., as Vice Chairman of the Board of Zedge, Inc., and as Chief Executive Officer of Rafael Holdings, Inc., as well as in certain other positions with business and not-for-profit entities, and that, none of such commitments and activities shall be deemed to be a breach of the terms hereof.

5. Place of Performance. The Employee shall perform his duties and conduct his business at the offices of the Company, currently located in Newark, New Jersey, except for required travel on the Company’s business.

6. Compensation and Related Matters.

(a) Base Salary. The Company shall pay the Employee cash compensation at a rate of TWO HUNDRED FIFTY THOUSAND DOLLARS ($250,000) per annum, payable in accordance with the Company’s standard payroll practices, less applicable taxes and customary withholdings.

(b) Bonuses. The Employee shall be entitled to discretionary bonuses or other incentive compensation at levels, if any, determined by the CEO or the Compensation Committee of the Board.

(c) Employee Benefit Plans. During the Term, the Employee shall be entitled to participate in those incentive plans, programs, and arrangements which are available to senior personnel of the Company (the “Benefits Plans”). The Employee shall be provided benefits under the Benefit Plans substantially equivalent, in the aggregate, to the benefits provided to senior personnel of the Company and on substantially similar terms and conditions.

(d) Pension and Welfare Benefits. During the Term, the Employee shall be eligible to participate in the pension and retirement plans (the “Pension Plans”) provided to senior personnel of the Company, and participate fully in all health benefits, insurance programs, life and disability insurance and other similar welfare benefit arrangements available to senior personnel of the Company and shall be provided benefits under such plans and arrangements substantially equivalent, in the aggregate, to the benefits provided to senior personnel of the Company and on substantially similar terms and conditions.

(e) Fringe Benefits and Perquisites. During the Term, the Company shall provide to the Employee all of the fringe benefits and perquisites that are provided to senior personnel of the Company, and the Employee shall be entitled to receive any other fringe benefits or perquisites that become available to senior personnel of the Company subsequent to the date hereof. The benefits described herein include, but are not limited to, an automobile leased for the Employee by the Company, the make and model of which is consistent with that being used by the Employee on the execution date of this Agreement.

(f) Business Expenses. The Employee will be reimbursed for all ordinary and necessary business expenses incurred by him in connection with his employment (including without limitation, expenses for travel and entertainment incurred in conducting or promoting business for the Company) upon submission by the Employee of receipts and other documentation in accordance with the Company’s normal reimbursement procedures.

7. Termination. The Employee’s employment hereunder may be terminated upon breach of the Agreement, upon resignation by the Employee, or under the following circumstances:

(a) Death; Disability. The Employee’s employment hereunder shall terminate upon his death or, except as may otherwise be prohibited by law, shall terminate on his “Disability” (as hereafter defined). For purposes of this Agreement, “Disability” shall mean the inability of the Employee to perform his duties on account of a physical or mental illness for a period of ninety (90) consecutive days or one hundred and twenty (120) days in any eight (8) month period.

(b) Cause. The Company may terminate the Employee’s employment hereunder for “Cause.” For purposes of this Agreement, the Company shall have “Cause” to terminate the Employee’s employment hereunder (i) upon the Employee’s conviction for the commission of an act or acts constituting a felony under the laws of the United States or any state thereof, or (ii) upon the Employee’s willful and continued failure to substantially perform his duties hereunder (other than any such failure resulting from the Employee’s incapacity due to physical or mental illness), after written notice has been delivered to the Employee by the Company, which notice specifically identifies the manner in which the Employee has not substantially performed his duties, and the Employee’s failure to substantially perform his duties is not cured within ten (10) business days after notice of such failure has been given to the Employee. For purposes of this Section 7 (b), no act or failure to act on the Employee’s part shall be deemed “willful” unless done or omitted to be done, by the Employee not in good faith and without reasonable belief that the Employee’s act, or failure to act, was in the best interest of the Company.

(c) Termination by the Employee. As provided in this Section 7(c), the Employee may terminate his employment hereunder for “Good Reason.” “Good Reason” shall mean the occurrence (without the Employee’s express written consent) of any one of the following acts by the Company taken without the express approval or concurrent of the Employee, or failure by the Company to act:

(i) a material breach of this Agreement by the Company;

(ii) a substantial adverse alteration in the nature or status of the Employee’s responsibilities; or

(iii) any purported termination of the Employee’s employment by the Company which is not effected pursuant to the terms of this Agreement (and no such purported termination shall be effective).

(iv) A material reduction in the Employee’s annual base salary;

(v) a significant reduction in the Employee’s positions, duties, responsibilities or reporting lines from those described in Section 4 hereof;

(vi) relocation of the Employee’s principal place of employment outside of the Newark, New Jersey area; or

(vii) a “Change in Control,” as defined in the Company’s 2015 Stock Option and Incentive Plan,

(each of the foregoing being a “Good Reason Event”). The Employee may terminate employment for Good Reason if (A) the Employee has given written notice to the Company of the existence of the Good Reason Event no later than 90 days after its initial existence, (B) the Company has not remedied such Good Reason Event in all material respects within 30 days after its receipt of such written notice, and (C) the Employee terminated employment within one year following the initial existence of such Good Reason Event.

The Employee’s right to terminate his employment for Good Reason shall not be affected by the Employee’s incapacity due to physical or mental illness. The Employee’s continued employment shall not constitute consent to, or a waiver of rights with respect to any act or failure to act constituting Good Reason hereunder. Notwithstanding the foregoing, a termination shall not be treated as a Termination for Good Reason if the Employee shall have consented in writing to the occurrence of the event giving rise to the claim of Termination for Good Reason.

(d) Notice of Termination. Any termination of the Employee’s employment by the Company or by the Employee (other than termination by reason of the Employee’s death) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 12 hereof. For purposes of this Agreement, a “Notice of Termination” shall mean a notice that shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claims to provide a basis for termination of the Employee’s employment under the provision so indicated. Further, a Notice of Termination for Cause or Disability must include a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board at a meeting of the Board (in the case of a termination for Cause, after reasonable notice to the Employee and an opportunity for the Employee, together with the Employee’s counsel, to be heard before the Board) finding that, in the good faith opinion of the Board, the Employee was guilty of conduct set forth in the definition of Cause herein or satisfied the criteria of a Disability, and specifying the particulars thereof.

(e) Date of Termination. “Date of Termination” shall mean if the Employee’s employment is terminated (i) by his death, the date of his death, (ii) by reason of Disability, the date that the Employee is determined by the Board to have suffered a Disability, (iii) by resignation of the Employee, the date the Employee so notifies the Board, or (iv) pursuant to paragraph (b) or (c) above, the date specified in the Notice of Termination; provided, however, that if within thirty (30) days after any Notice of Termination is given the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, the Date of Termination shall be the date on which the dispute is finally determined. If within fifteen (15) days after any Notice of Termination is given, or if later, prior to the Date of Termination (as determined without regard to this Section 7(e)), the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, the Date of Termination shall be the date on which the dispute is finally resolved, either by mutual written agreement of the parties or by a final judgment, order or decree of a court of competent jurisdiction (which is not appealable or with respect to which the time for appeal, therefrom has expired and no appeal has been perfected); provided further that the Date of Termination shall be extended by a notice of dispute only if such notice is given in good faith and the party giving such notice pursues the resolution of such dispute with reasonable diligence.

(f) Compensation During Dispute. If a purported termination occurs during the Term of this Agreement, and such termination is disputed in accordance with Section 7(e) hereof, the Company shall continue to pay the Employee his base salary in effect when the notice giving rise to the dispute was given and continue the Employee as a participant in all compensation, benefit and insurance plans in which the Employee was participating when the notice giving rise to the dispute was given, until the dispute is finally resolved. Amounts paid under this Section 7(f) are in addition to all other amounts due under this Agreement and shall not be offset against or reduce any other amounts due under this Agreement.

8. Compensation Upon Termination or During Disability.

(a) Death; Disability. In the event that the Employee’s employment is terminated pursuant to Section 7(a) hereof, then as soon as practicable thereafter, the Company shall pay the Employee or the Employee’s Beneficiary (as defined in Section 11(b) hereof), as the case may be, (i) all unpaid amounts, if any, to which the Employee was entitled as of the Date of Termination under Section 6(a) hereof and (ii) all unpaid amounts to which the Employee was then entitled under the Benefit Plans, the Pension Plans and any other unpaid employee benefits, perquisites or other reimbursements (the amounts set forth in clauses (i) and (ii) above being hereinafter referred to as the “Accrued Obligations”). In addition, in the event of the termination of this Agreement due to the Employee’s death or Disability, the Company shall, within sixty (60) days following the Date of Termination, pay to the Employee or Employee’s estate a lump sum payment equal to twelve (12) months of the cash portion of the Employee’s base salary (at the rate in effect on the date of his death) (the “Severance Benefit”). Any unvested equity grants in the Company or its subsidiaries granted to the Employee in connection with his service to the Company (“Equity Grants”) shall Vest upon a termination pursuant to Section 7(a).

(b) Termination for Cause; Voluntary Termination without Good Reason. If the Employee’s employment is terminated by the Company for Cause or by the Employee other than for Good Reason, then the Company shall pay all Accrued Obligations to the Employee and the Company shall have no further obligations to the Employee under this Agreement. If the Employee’s employment is terminated by the Employee other than for Good Reason or by the Company for Cause, all Restricted Stock that has not Vested shall be forfeited.

(c) Termination Without Cause; Termination for Good Reason. If the Company shall terminate the Employee’s employment, other than for Cause, or the Employee shall terminate his employment for Good Reason, then;

(i) the Company shall pay to the Employee, the Accrued Obligations when due under the Company’s then payroll practices;

(ii) all Equity Grants shall accelerate and Vest as of the Date of Termination; and

(iii) the Company shall pay the Employee the Severance Benefit within sixty (60) days of the delivery by the Employee of the Release Agreement. As a condition to receiving the Severance Benefit, the Employee will be required to execute and deliver the Company’s standard release agreement (the “Release Agreement”) within forty-five (45) days following the Date of Termination.

9. Non-Disclosure. The parties hereto agree, recognize and acknowledge that during the Term the Employee shall obtain knowledge of confidential information regarding the business and affairs of the Company. It is therefore agreed that the Employee will respect and protect the confidentiality of all confidential information pertaining to the Company, and will not (i) without the prior written consent of the Company, (ii) unless required in the course of the Employee’s employment hereunder, or (iii) unless the Employee has an independent right or obligation under applicable law, rules, regulations or court, government or regulatory authority order or decree, disclose in any fashion such confidential information to any person (other than a person who is a director of, or who is employed by, the Company or any subsidiary or who is engaged to render services to the Company or any subsidiary) at any time during or after the Term. This Agreement does not limit the Employee’s ability to communicate with the Securities Exchange Commission or otherwise participate in any investigation or proceeding that may be conducted by the Securities Exchange Commission, including providing documents or other information, without notice to the Company. This Agreement further does not limit the Employee’s ability to communicate with any other government agency or otherwise participate in any investigation or proceeding that may be conducted by any government agency, including providing documents or other information, without notice to the Company, where such limitation would be contrary to law.

10. Covenant Not to Compete.

(a) The Employee hereby agrees that for a period of one (1) year following the termination of this Agreement (other than a termination of the Employee’s employment (i) by the Employee for Good Reason or (ii) by the Company other than for Cause) (the “Restricted Period”) the Employee shall not, directly or indirectly, whether acting individually or through any person, firm, corporation, business or any other entity:

(i) engage in, or have any interest in any person, firm, corporation, business or other entity (as an officer, director, employee, agent, stockholder, or other security holder, creditor, consultant or otherwise) that engages in any business activity where a substantial aspect of the business of the Company is conducted, or planned to be conducted, at any time during the Restricted Period, which business activity is the same as, similar to or competitive with the Company as the same may be conducted from time to time;

(ii) interfere with any contractual relationship that may exist from time to time of the business of the Company, including, but not limited to, any contractual relationship with any director, officer, employee, or sales agent, or supplier of the Company; or

(iii) solicit, induce or influence, or seek to induce or influence, any person who currently is, or from time to time may be, engaged or employed by the Company (as an officer, director, employee, agent, or independent contractor) to terminate his or her employment or engagement by the Company.

(b) Notwithstanding anything to the contrary contained herein, the Employee, directly or indirectly, may own publicly traded stock constituting not more than five percent (5%) of the outstanding shares of such class of stock of any corporation covered by clause (a)(i) above if, and as long as, the Employee is not an officer, director, employee or agent of, or consultant or advisor to, or has any other relationship or agreement with such corporation.

(c) The Employee acknowledges that the restrictive provisions contained in this Agreement are reasonable and necessary, in view of the nature of the Company and his knowledge thereof, in order to protect the legitimate interests of the Company.

11. Successors; Binding Agreement.

(a) The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance reasonably satisfactory to the Employee, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Employee to compensation from the Company in the same amount and on the same terms as he would be entitled to hereunder if he terminated his employment for Good Reason, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. As used in this Agreement, “Company” shall mean the Company as hereinafter defined and any successor to its business and/or assets as aforesaid that executes and delivers the agreement provided for in this Section 11 or that otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

(b) This Agreement and all rights of the Employee hereunder shall inure to the benefit of and be enforced by the Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributee, devisee, and legatees. If the Employee should die while any amounts should still be payable to him hereunder if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Employee’s devisee, legatee, or other designee or, if there be no such designee, to the Employee’s estate (any of which is referred to herein as a “Beneficiary”).

12. Notice. For purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or (unless otherwise specified) mailed by United States certified or registered mail, return receipt requested, postage paid, addressed as follows:

If to the Company:

IDT Corporation
520 Broad Street
Newark, New Jersey 07102
Attn: General Counsel

If to the Employee, at the Employee’s address in the Company’s human resources files;

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

13. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Employee and such other officer of the Company as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto, or compliance with any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the state of New Jersey without regard to its conflicts of law principles.

14. Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability if any such other provision of this Agreement, which shall remain in full force and effect.

15. Remedies of the Company.  Upon any termination for Cause that may cause irreparable harm to the Company or upon the violation of the provisions of Section 9 or 10 hereof, the Company shall be entitled, if it so elects, to institute and prosecute proceedings to obtain injunctive relief and damages, costs and expenses, including, without limitation, reasonable attorneys’ fees and expenses, with respect to such termination.

16. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

17. Entire Agreement. This Agreement and the other agreements referred to herein, set forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersede any and all other prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto, and in prior agreements of the parties hereto in respect to the subject matter contained herein is hereby terminated and canceled.

18. Special Rules Regarding Section 409A of the Internal Revenue Code.

(a) It is intended that any and all benefits under this Agreement either (i) shall not constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Internal Revenue Code (“Section 409A”), and therefore are exempt from Section 409A or (ii) are subject to a “substantial risk of forfeiture” and exempt from Section 409A under the “short−term deferral rule” set forth in Treasury Regulation § 1.409A−1(b)(4). In any event, all provisions of this Agreement shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A.

(b) Notwithstanding anything herein to the contrary, if the Company determines that the Severance Benefit constitutes “nonqualified deferred compensation” within the meaning of Section 409A, payment of such Severance Benefit shall not commence until the Employee incurs a “separation from service” within the meaning of Treasury Regulation §1.409A−1(h) (“Separation from Service”). If, at the time of the Employee’s Separation from Service, the Employee is a “specified employee” (under Section 409A), such Severance Benefit shall not be paid until after the earlier of (i) the expiration of the six−month period measured from the date of the Employee’s Separation from Service with the Company, or (ii) the date of the Employee’s death (the “409A Suspension Period”).

(c) The determination of whether the Severance Benefit constitutes “nonqualified deferred compensation” within the meaning of Section 409A shall be made by the Company in good faith. If the Company determines that such Severance Benefit is subject to the 409A Suspension Period, and the Employee does not believe that such determination is reasonable, then the Company and the Employee shall mutually select, at the Company’s expense, an independent outside counsel to render a legal opinion regarding the applicability of the 409A Suspension Period. If the outside counsel described in the preceding sentence agrees with the Company’s determination that any items due to the Employee under this agreement should be subject to the 409A Suspension Period, then such payment shall be made at the end of the 409A Suspension Period as set forth in Section 17(b) hereof; provided however, if such outside counsel determines that such payment shall not be subject to the 409A Suspension Period, then such payment shall be effected within fourteen (14) days of the date of such counsel’s determination.

IN WITNESS WHEREOF, the Employee has executed this Fifth Amended and Restated Employment Agreement, and the Company has cause this Fifth Amended and Restated Employment Agreement to be executed by its duly authorized representative, as of the date and year first above written.

EMPLOYEE

/s/ Howard S. Jonas
Howard S. Jonas

IDT CORPORATION

By:	/s/ Marcelo Fischer
Marcelo Fischer
Chief Financial Officer